Exhibit 10.19


                  SENIOR MANAGEMENT EMPLOYMENT AGREEMENT
                  --------------------------------------

         THIS AGREEMENT ("Agreement") is made as of December 17, 2000, between COINMACH CORPORATION, a Delaware corporation (together with its subsidiaries and affiliates, the "Company"), and John E. Denson, with an address at 1723 Reverdy Oaks Drive, Matthews, North Carolina 28105 ("Employee").

                                    RECITALS
                                    --------

         A. The Company is engaged in the business of (a) leasing and renting laundry equipment and other household appliances and electronic items to (i) individuals, (ii) property owners or managers of multi-family dwellings, including apartment complexes and other similar properties, and (iii) corporate relocation entities (collectively, "Rental Customers"), (b) supplying coin-operated laundry equipment services to multi-family properties including, without limitation, owners, managers, proprietors or operators of rental buildings, apartments, condominium and cooperative associations, hotels, motels, extended stay corporate facilities, trailer parks, universities, military and other institutional housing and other parties (collectively, "Route Customers," and together with Rental Customers, "Customers") and (c) (i) engaging in laundromat construction and laundromat equipment distribution which consists of constructing complete turnkey laundromat retail stores, retrofitting existing laundromat retail stores, distributing exclusive lines of commercial coin and non-coin machines and selling service contracts; (ii) operating, maintaining and servicing laundromat retail stores; and (iii) selling parts and equipment for coin-operated and non coin-operated washing machines and dryers, soap machines, card operated equipment, video or other interactive vending machines, change makers and any other vending or similar equipment (each of the foregoing businesses, together with any other business of the Company, the "Business"). As part of its Business, the Company (a) solicits Rental Customers to rent laundry equipment and other household appliances and electronic items, (b) solicits Route Customers to lease laundry room locations to the Company or lease or sell the Company's coin-metered washers, dryers and laundry equipment for the use of their tenants and (c) installs and services laundry equipment and, in the case of coin-operated equipment, collects the revenues generated therefrom.

         B. The Company has a proprietary interest in the Company's good will and its Confidential Information (as hereinafter defined), all of which information is not publicly available and is considered by the Company to be confidential trade secrets. The Company imparts to its employees, and said employees require during the course of their employment, access to Confidential Information.

         C.  Employee during the course of Employee's employment with the
Company: (i) will obtain material knowledge and information regarding the Company's Customers, including without limitation Customers' specialized requirements, preferences and financial condition, all of which are materially important in the Company's business relationship with such Customers; (ii) may perform management, servicing, sales, collection or secretarial duties for the Company, which duties themselves are of a highly confidential nature; (iii) is encouraged by the Company to develop personal relationships with the Company's suppliers, Customers and prospective Customers; and (iv) generally has access to Confidential Information.

         D. The Company is vulnerable to unfair post-employment competition by Employee, since Employee has access to Confidential Information and has personal relationships with the Company's suppliers, Customers and prospective Customers.

         E. Employee acknowledges the vulnerability of the Company to post-employment competition by Employee and is willing to enter into this Agreement with the Company, pursuant to which Employee agrees not to disclose any of the Company's Confidential Information and not to compete against the Company following termination of employment for the time periods and to the limited extent set forth in this Agreement.

         F. The Company desires to employ Employee and Employee desires to accept such employment, pursuant to the terms set forth in this Agreement.

                                    AGREEMENT
                                    ---------

         NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

              1. Employment.
                 ----------

              (a) Term. The Company agrees to employ Employee, and Employee accepts such employment, for the period commencing on the date hereof through and including December 31, 2001 (the "Initial Term"), unless sooner terminated as herein provided. At the end of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms, on substantially the same terms and provisions as contained herein, unless the Company provides Employee with written notice of its intent to terminate this Agreement at the will of the Board of Directors (the "Board"), or at the will of the Chief Executive Officer (the "CEO") and either the Chief Operating Officer (the "COO") or the Chief Financial Officer (the "CFO") of the Company (the CEO and the COO, or the CEO and CFO hereinafter, collectively, referred to as the "Executive Officers") within 30 days prior to termination. The period from the commencement of the term of this Agreement to the date of its termination, after giving effect to any renewal, shall be considered the "Employment Period" hereunder.

              (b) Duties. During the Employment Period, Employee shall serve as an executive officer of the Company and shall have the duties, responsibilities and authority consistent with such position as are assigned to him by the Board or the Executive Officers. Employee shall devote Employee's full time and effort, energies and abilities as are reasonably required in the discretion of the Executive Officers for the proper and efficient performance of such duties and responsibilities.

              (c) Salary, Bonus and Benefits.

                  (i) Salary. During the Employment Period, the Company will pay Employee a base salary (the "Annual Base Salary") as the Board or any of the Executive Officers may designate from time to time, at the rate of 140,000 per annum, which amount shall be reviewed annually by the Board or any of the Executive Officers in their sole and absolute discretion. Employee's Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

                  (ii) Bonus. Employee shall be entitled to receive a bonus pursuant to the terms of the Company's executive bonus plan then in effect, which plan may be amended from time to time by the Board or the Executive Officers in their sole and absolute discretion.

                  (iii) Benefits. During the Employment Period, Employee shall be entitled to the benefits approved by the Board or any of the Executive Officers, as such benefits may be adjusted by the Board or any of the Executive Officers from time to time in their sole and absolute discretion. Upon termination of the Employment Period, benefits for periods subsequent to such termination shall cease, except as provided in Section 2 below.

                  (iv) Expenses. The Company shall reimburse Employee for all reasonable out-of-pocket expenses actually incurred by Employee and accounted for and evidenced in accordance with the standard policies, practices or procedures regarding expense reimbursement that the Company may establish from time to time.

                  (v) Deductions and Withholding. All amounts payable or which become payable hereunder shall be subject to any deductions authorized by Employee, any set-off or reimbursement deemed appropriate by the Company and permitted by law and any deductions or set-offs permitted by this Agreement and all deductions and withholding authorized by law.

              2. Termination.
                 -----------

              (a) Termination Without Just Cause. Except as provided in Sections 2(c) and 2(d) hereunder, upon termination of the Employment Period at any time by the Company without Just Cause (as hereinafter defined), Employee shall be entitled to receive only (i) an amount equal to the Employee's Annual Base Salary then in effect, payable in twelve (12) equal monthly installments (the "Severance Period"), subject to applicable withholding tax requirements, commencing upon the execution by the Company and Employee of a mutual release of the parties' respective rights, duties, privileges and obligations hereunder other than those rights, duties, privileges and obligations which are contemplated to continue beyond the Employment Period, which release the parties hereby agree to use their reasonable good faith efforts to secure and (ii) any other compensation, benefits or other payments payable to Employee, which compensation, benefits or other payments shall continue through the Severance Period and shall cease thereafter.

              (b) Termination for Just Cause. The Company may, upon a good faith determination made by the Board or any of the Executive Officers, terminate Employee's employment pursuant to this Agreement for Just Cause. Notwithstanding anything to the contrary in this Agreement, upon termination by the Company of Employee for Just Cause, (i) the Company shall only be obligated to pay Employee such portion of Employee's Annual Base Salary payable to him up to the date of termination and (ii) any other compensation, benefits or other payments payable to Employee up to the date of termination, and all rights of Employee hereunder to any other compensation, benefits or other payments for periods subsequent to such termination shall cease.

              (c) Termination Upon Death. This Agreement shall automatically terminate upon the last day of the month of the death of Employee, but the Company shall continue to make Annual Base Salary payments to the estate of Employee pursuant to Section 1(c) hereof for the shorter of (i) the three (3) month period following such death and (ii) the period remaining until the date this Agreement is scheduled to expire.

              (d) Termination Upon Disability. If, during the Employment Period, Employee should fail to perform Employee's duties hereunder on account of illness or other physical or mental disability or infirmity (i) for 90 days in any twelve-month period, or (ii) at such earlier time as Employee submits to the Company medical evidence reasonably satisfactory to the Board or any of the Executive Officers, that he has a physical or mental disability or infirmity that will prevent him from returning to the performance of Employee's duties and responsibilities for 90 days or longer in any twelve-month period, the Company shall have the right upon not less than 30 days written notice to terminate Employee's employment under this Agreement. In this event, the Company shall only be obligated to maintain the Employee's benefits and to pay Employee such portion of Employee's Annual Base Salary payable to him up to the date of termination pursuant to such written notice and, thereafter, the Company shall pay to Employee a total sum, payable in equal monthly installments, equal to 50% of the Annual Base Salary to which Employee would have been entitled had Employee performed Employee's duties to the Company, for the lesser of (x) six months after the date of termination and (y) the period remaining until the date this Agreement is scheduled to expire; provided, however, the Annual Base Salary otherwise due Employee under this Agreement for periods when he is unable to work shall be reduced by any insurance or other disability benefits paid or payable to Employee under policies of insurance or other disability benefit agreements provided by the Company.

              (e) Notice. Employee shall provide the Company with 30 days prior written notice of such Employee's intent to terminate this Agreement.

              (f) Right of Offset. The Company may offset the amounts of any outstanding loans, advances or other disbursements made to or on behalf of the Employee by the Company against any amounts the Company owes Employee hereunder for severance pay, Annual Base Salary, bonuses, benefits or other items of compensation hereunder.

              (g) Release and Waiver. As a condition to the receipt of payments, compensation or other benefits under this Agreement, Employee shall be required to execute and deliver to the Company a general release and waiver, in form and substance acceptable to the Company.

              3. Confidential Information.
              ----------------------------

              Employee acknowledges that the information, observations and data obtained by or available to Employee during the course of employment with the Company concerning the business and affairs of the Company are and will be the property of the Company. Therefore, Employee agrees, during the Employment Period and following the termination of Employee's employment for any reason whatsoever, not to disclose or induce or assist in the use or disclosure, to any person or entity, or use for the account of any person or entity other than the Company, any such information, observations or data including, without limitation, any business secrets or methods, processes, formulas, designs, inventories, techniques, marketing plans, strategies, forecasts, new products, blueprints, specifications, maps, computer software programs, promotional ideas, unpublished financial statements, budget projections, licenses, prices, costs, policies, manuals or instructions, reports, lists of names and/or addresses of Customers, prospective Customers or suppliers, other Customer or prospective Customer information or requirements, personnel information, the terms of any Company contract, lease or other arrangement with any Customer or leasing information (including without limitation, expiration dates, renewal dates, pricing information, other data used by the Company in connection with coin-operated washers, dryers or other laundry equipment, special requirements, referral lists or other data setting forth names and addresses of Customers) or any other confidential or proprietary information, records, observations or data of the Company (whether or not patented, copyrighted or otherwise protected under applicable law) or information created, discovered, developed, or made known to the Company (including, without limitation, information created, discovered, developed, or made known by Employee to the Company during Employee's period of employment by the Company) along with any reports, analyses, compilations, memoranda, notes and other writings or recordings prepared by Employee or any other employee, agent or representative of the Company, which contain, reflect or are based upon such information, observations or data (collectively, "Confidential Information") without the Company's prior written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act, and except as required by law or legal process. In the event Employee's employment with the Company is terminated for any reason whatsoever, Employee will promptly return and surrender to the Company any and all Confidential Information made available to Employee by the Company or otherwise in the possession of Employee in the course of employment with the Company.

              4. Noncompetition and Nonsolicitation.
                 ----------------------------------

              (a) Noncompetition. Employee acknowledges that Employee's services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that, during the Employment Period and for a period of two years following any Company-initiated or Employee-initiated termination of Employee's employment for any reason whatsoever, Employee will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, member, director, officer, employee, consultant or in any other capacity as principal, agent, broker or manager), without the Company's prior written consent, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, representative, agent, consultant or otherwise with, or take any direct or indirect action to set up or engage in any of the foregoing with any business or organization which directly or indirectly, competes with the Company's Business as such Business exists or is in process on the date of the termination of Employee's employment,
(i) within the geographical area included in the 50-mile radius around each location of a customer of the Company or any business which the Company is actively considering acquiring at the time of the Employee's termination or has actively considered acquiring in the last 12 months, or (ii) within any State in the United States or any Province in Canada in which Employee has spent a significant amount of time on behalf of the Company at any time during the 12-month period prior to the date of Employee's termination.

              (b) Nonsolicitation. Employee further agrees that, for a period of two years following any Company-initiated or Employee-initiated termination of employment for any reason whatsoever, Employee will not, directly or indirectly, either for Employee or for any other person, firm, company or corporation, in any capacity, induce or attempt to induce or call upon or solicit any of the Company's employees, consultants, Customers, prospective Customers, suppliers, landlords or other business relations of the Company to leave or cease doing business with the Company or in any way interfere with the relationship between the Company and any of the Company's employees, Customers, prospective Customers, suppliers, landlords or other business relations thereof or hire or solicit for employment any employee of the Company.

              (c) Enforcement. If, at the time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope and geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area and that the court shall be allowed to reduce the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

              (d) Employee's Experience. Employee represents and warrants that, in the event of the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee's experience and capabilities are such that Employee can obtain employment in other lines and of a different nature from the Business, and that the enforcement of this Agreement will in no way prevent Employee from earning a livelihood. Employee acknowledges and agrees that, if for any reason Employee does not successfully obtain other employment, such fact shall not relieve Employee from Employee's obligations hereunder.

              (e) Irreparable Harm. Employee acknowledges that a violation by Employee of the provisions of this Agreement will cause irreparable harm to the Business, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, the Company shall be entitled, in addition to any other remedy which may be available at law or in equity, to specific performance and injunctive relief, without posting bond or other security.

              (f) Delivery of Documents. Employee agrees that, in the event of the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee shall promptly deliver to the Company all documents, photocopies, notes, drawings, data and other materials of any nature pertaining to Employee's employment with the Company, and Employee shall not take with Employee, or allow any third party to take, any of the foregoing or any reproduction of any of the foregoing.

              5. Definitions.
                 -----------

              "Just Cause" means (i) a material breach of this Agreement by Employee (after notice and a 30-day cure period); (ii) a breach of Employee's duty of loyalty to the Company or any act of dishonesty with respect to the Company or its stockholders, customers or suppliers; (iii) Employee's continued failure or refusal to perform, in any material respect, any duty or responsibility to the Company which is normally attached to Employee's position (after notice and a 30-day cure period), provided, however, any subsequent failure or refusal to perform such duty or responsibility shall entitle the Company to terminate employment for Just Cause without notice or an opportunity to cure; (iv) Employee's gross negligence or willful misconduct in performing those duties which are normally attached to Employee's position (after notice and a 30-day cure period); (v) the commission by Employee of an act of fraud, conversion, misappropriation (including the unauthorized use or disclosure of confidential or proprietary information of the Company) or embezzlement or crime of moral turpitude; (vi) a conviction of or guilty plea or confession by Employee to any fraud, conversion, misappropriation, embezzlement or felony;
(vii) the exposure of the Company to any criminal liability substantially caused by the conduct of Employee which results in a material adverse effect upon the Company's business, operations, financial condition or results of operations or the exposure of the Company to any civil liability caused by Employee's unlawful harassment in employment; or (viii) the repeated taking of any action prohibited
(a) by the Board or any of the Executive Officers, provided that Employee has received at least one written notice of having taken an action so prohibited, or
(b) by this Agreement. For purposes of this Agreement, "Employee's duty of loyalty to the Company" shall include Employee's fiduciary obligation to place the interests of the Company ahead of Employee's personal interests and thereby not knowingly profit personally at the expense of the Company, and shall also include specifically the affirmative obligation to disclose promptly to the Board any known conflicts of interest Employee may have with respect to the Company, and the negative obligations not to usurp corporate opportunities of the Company, not to engage in any "conflict-of-interest" transactions with the Company (without the approval of the Board), and not to compete directly with the Company (without the approval of the Board).

              6. Notices.
              -----------

              Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to each person at the address set forth below:

         If to the Company:
         -----------------

                  Coinmach Corporation
                  Morehead Place, Suite 590
                  521 East Morehead Street
                  Charlotte, North Carolina 28202
                  Attention: Chief Executive Officer

         With a copy (which will constitute notice to
         --------------------------------------------

         the Company) to:
         ----------------

                  Mayer, Brown & Platt
                  1675 Broadway
                  New York, New York 10019
                  Attention:  Ronald S. Brody, Esq.

         If to Employee:
         --------------

                  See address set forth in the preamble of this Agreement

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

              7. General Provisions.
                 ------------------

              (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

              (b) Complete Agreement. This Agreement and those documents expressly referred to herein (i) embody the complete agreement and understanding between the parties, (ii) supersede and preempt any prior summaries of terms and conditions, understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, and (iii) terminate and cancel any employment, severance, stock option, bonus or other employee benefit, loan, tax or other indemnity agreement between Employee and Employee's affiliates, on one hand, and the Company and its affiliates, on the other hand.

              (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

              (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind Employee and the Company and their respective successors and permitted assigns and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and permitted assigns. This Agreement will not be assignable by Employee, but will be assignable by the Company to its affiliates, and will inure to the benefit of its successors and assigns.

              (e) Arbitration. If any dispute arises under this Agreement, then the Company and Employee shall endeavor in good faith to resolve such dispute. In the event that the Company and Employee are unable to resolve any such dispute within thirty (30) days, the Company and Employee shall, within ten (10) days thereafter, appoint an arbitrator ("Arbitrator") who is licensed by the American Arbitration Association ("AAA") to arbitrate such dispute. In the event the Company and Employee cannot agree on the selection of the Arbitrator, the Company shall select one arbitrator and Employee shall select one arbitrator who shall together select the Arbitrator who shall arbitrate the matter. The Company and Employee shall, within twenty (20) days thereafter, present their positions with respect to the dispute to the Arbitrator, together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit a written decision on each dispute to the Company and Employee. Any determination by the Arbitrator with respect to any dispute shall be final and binding on each party to this Agreement. The Arbitrator shall comply and the arbitration shall be conducted in the State of New York or any other jurisdiction as the parties may agree in accordance with the commercial arbitration rules of the AAA as in effect for commercial arbitrations conducted in the State of New York or such other jurisdiction by the AAA. The Company and Employee agree that the costs of the Arbitrator shall be borne equally by the Company and Employee. Resolution of disputes under this Agreement by arbitration pursuant to this Section 7(e) shall be the exclusive remedy of the parties hereunder (it being understood that the Arbitrator shall have authority to enforce all provisions of this Agreement, including the granting of injunctive or other relief).

              (f) CHOICE OF LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL BE CONSTRUED AND THE OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISIONS THEREOF) AND APPLICABLE FEDERAL LAW.

              (g) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement, specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and, except as otherwise provided in Section 7(e), that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

              (h) Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or modified only by written agreement of the Company and Employee. No other course of dealing between the parties or third-party beneficiaries hereof or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.

              (i) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by Employee or on Employee's behalf or by the Company or on its behalf.

              (j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of New York, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

              (k) Descriptive Headings, Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                   COINMACH CORPORATION

                                   By:      /s/ Stephen R. Kerrigan
                                   ----------------------------------------
                                   Name:  Stephen R. Kerrigan
                                   Title:  CEO



                                   /s/ John E. Denson
                                   ---------------------------------------------
                                   John E. Denson